SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934





Date of Report (Date of earliest event reported): July 17, 2001
                                                 --------------


                               The Stanley Works
               -------------------------------------------------
               (Exact name of registrant as specified in charter)


  Connecticut                   1-5224                        06-0548860
---------------              ------------                   --------------
(State or other              (Commission                    (IRS Employer
jurisdiction of               File Number)                Identification No.)
incorporation)


 1000 Stanley Drive, New Britain, CT                 06053
-------------------------------------------------------------
(Address of principal executive offices)           (Zip Code)



Registrant's telephone number, including area code:(860) 225-5111
                                                   --------------




                         Not Applicable
----------------------------------------------------------------
   (Former name or former address, if changed since last report)










                       Exhibit Index is located on Page 4
                               Page 1 of 13 Pages

         Item 7.           Financial Statements and Exhibits.
                           ---------------------------------

                  (c)      20(i)        Press Release dated July 17, 2001
                                        announcing second quarter 2001 results.

                           20(ii) Cautionary statements relating to forward looking statements included in
                                        Exhibit 20(i) and made today in a
                                        conference call with industry analysts,
                                        shareowners and other participants.

         Item 9.           Regulation FD Disclosure.
                           ------------------------

                           In a press release attached to this 8-K, the company provided earnings guidance for the third and fourth quarters and full year of 2001 and revenue projections for the third and fourth quarters. In a conference call held today with industry analysts, shareowners and other participants, the company reviewed the earnings guidance and revenue projections in the press release.

























                               Page 2 of 13 Pages

                                    SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                          THE STANLEY WORKS



Date: July 17, 2001                By:     Bruce H. Beatt
                                           --------------------------
                                   Name:   Bruce H. Beatt
                                   Title:  Vice President, General
                                           Counsel and Secretary


































                               Page 3 of 13 Pages

                                  EXHIBIT INDEX

                           Current Report on Form 8-K
                               Dated July 17, 2001



                           Exhibit No.           Page

                             20 (i)               5

                             20 (ii)              12



































                               Page 4 of 13 Pages

                                                                Exhibit 20 (i)

FOR IMMEDIATE RELEASE


STANLEY WORKS MEETS SECOND QUARTER ANALYST EXPECTATIONS AND
REAFFIRMS SECOND HALF CONSENSUS

Operating Cash Flows Increase 11% to $56 Million

New Britain, Connecticut, July 17, 2001: The Stanley Works (NYSE: "SWK") announced that second quarter net income was $51 million, or $.58 per diluted share, matching the First Call consensus estimate of Wall Street analysts and equal to last year.

The company reported net sales of $677 million, 4% lower than last year. Sales declined 3% from lower unit volume, 1.5% from currency and 1.5% from price, partially offset by a 2% impact of the Contact East acquisition. This performance was on the upper end of its range of sales estimates due to better performance in the consumer / retail channel. On a segment basis, sales decreased 4% in Tools and 2% in Doors. On a geographic basis, sales decreased 4% in the Americas and were flat in Europe (5% higher in local currency).

The company also noted that cash generated by operations was $56 million, up 11% over the year-ago level.

John M. Trani, Chairman and Chief Executive Officer, commented: "Sales declined in virtually all our industrial businesses. In Mac Tools recent repositioning efforts began to bear fruit with the rate of sales decline at half the first-quarter level.

"There were some encouraging signs in the second quarter, starting with the first indications of recovery in the home center channel. The conversion of our entire entry door product line was completed and strong shipments to Home Depot followed. U.S. Tools delivered double-digit percentage sales growth due to new product sales and recent share gains, especially at Wal*Mart where the product line continues to be rolled out. ZAG had its best quarter since it was acquired in 1998. And our European businesses delivered moderate sales growth in local currency despite weakening economies. However, these positives were not enough to completely offset the very weak industrial markets."

Gross margin was 35.4%, a decline of 100 basis points from 36.4% in the second quarter of 2000, from lower industrial sales. Continuing solid productivity improvements were insufficient to offset the mix shift to the retail channel.


                               Page 5 of 13 Pages

Selling, general and administrative expenses of $151 million (22.3% of sales) were 10% (or 160 basis points) below second quarter 2000 levels. Exclusive of the expenses added by the acquisition of Contact East, selling, general and administrative expenses declined sequentially from first quarter levels, the sixth consecutive sequential quarterly decrease. Resulting operating margin was 13.0%, up 60 basis points from 12.4% last year.

Mr. Trani continued: "Again this quarter we dealt with continuing weak markets and adjusted employment and production early. Approximately 700 positions were eliminated, following 450 in the first quarter, exceeding our original expectation and the level anticipated for the full year. Our operations team continues to rationalize our manufacturing structure while administrative costs are being severely tightened. Selling, general and administrative costs continue to be reduced sequentially despite investment in growth-oriented marketing initiatives."

Net interest expense of $7.5 million and other net expenses of $5 million approximated prior year levels. As in the first quarter, the company's income tax rate was 33% versus 34% in the second quarter last year, reflecting the continued benefit of structural changes. The company expects the 33% rate to be sustainable.

Addressing future business prospects, Mr. Trani continued: "We expect industrial markets to remain weak at least through the remainder of the year. Therefore, a series of actions have been taken to lower our manufacturing cost base and administrative expenses. Our solid balance sheet and inherent strong cash flow continue to position us well in this unfavorable economic environment."

Provided that the global economy does not deteriorate further, third quarter sales are expected to decline only 1% - 2% and turn positive in the fourth quarter on the strength of recent share gains. Further, the company expects continuation of sequential selling, general and administrative expense declines. Therefore, fully-diluted earnings per share in the third quarter are expected to exceed last year's $.56 per share by approximately 8% - 10% and very strong double-digit percentage earnings per share growth is expected in the fourth quarter. For the full year 2001, management reaffirms its confidence in the current First Call consensus of analyst estimates of $2.41 per diluted share, up 9% over 2000.

Accounts receivable and inventory increased during the quarter, primarily from the inclusion of Contact East. Days' sales outstanding in accounts receivable decreased by 5 days to 72, and days' sales in inventory declined by 4 days to 89 days.





                               Page 6 of 13 Pages

Tools sales decreased 4% from the second quarter of 2000 to $525 million. Operating margin was 14.0%, the same as in the second quarter of last year. Doors segment sales decreased 2% versus last year's first quarter to $152 million. Operating margin increased to 9.6% of sales compared with 7.2% last year. Despite lower volume and a continuing mix shift to lower-margin retail channels, performance in both segments reflected continuing productivity gains and selling, general and administrative expense reductions.

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools, door systems and related hardware for professional, industrial and consumer use.



Contact:    Gerard J. Gould
            Vice President, Investor Relations
            (860) 827-3833 office; (860) 658-2718 home
            ggould@stanleyworks.com


This press release contains forward-looking statements. Cautionary statements accompanying these forward-looking statements are set forth, along with this news release, in a Form 8-K filed with the Securities and Exchange Commission today. The Stanley Works corporate press releases are available on the company's Internet web site at www.stanleyworks.com.


























                               Page 7 of 13 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (Unaudited, Millions of Dollars Except Per Share Amounts)

                             Second Quarter          Six Months
                          -------------------    ------------------
                              2001   2000          2001       2000
NET SALES                 $  676.5  $ 702.8      $1,302.7  $1,398.2

COSTS AND EXPENSES
   Cost of sales              437.3   447.1         835.8     885.1
   Selling, general and
    administrative            151.0   168.1         304.5     340.0
   Interest - net               7.5     7.2          14.1      13.7
   Other - net                  5.0     3.7         (16.1)      9.7
   Restructuring charge           -       -          18.3         -
                           --------   -------     --------  -------
                          $  600.8  $  626.1     $ 1,156.6  $1,248.5
                          --------   --------     --------- --------

EARNINGS BEFORE INCOME
  TAXES                       75.7      76.7         146.1     149.7

   Income Taxes               25.0      26.1          48.8      50.9
                              ----      ----          ----      ----
NET EARNINGS               $  50.7  $   50.6     $    97.3  $   98.8
                           =======   ========     ========  ========

NET EARNINGS PER SHARE OF
 COMMON STOCK
   Basic                   $   0.59  $   0.58    $   1.13   $   1.12
                           ========  =========    ========  ========

   Diluted                 $   0.58  $   0.58    $   1.12   $   1.12
                           ========  =========   ========   ========

DIVIDENDS PER SHARE        $   0.23  $   0.22    $   0.46 $   0.44
                           ========  =========    ======== ========

AVERAGE SHARES OUTSTANDING
 (in thousands)
   Basic                    85,838  87,614      85,856    88,293
                            ======  ======      ======    ======

   Diluted                  87,517  87,827      87,293    88,526
                            ======  ======      ======    ======


                               Page 8 of 13 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (Unaudited, Millions of Dollars)

                                          June 30            July 1
                                            2001              2000
                                          -------            ------
ASSETS
 Cash and cash equivalents              $  162.2             $   83.0
 Accounts receivable                       538.0                564.1
 Inventories                               439.2                399.9
 Other current assets                       79.8                 71.7
                                            ----                 ----
    Total current assets                 1,219.2              1,118.7
                                         -------              -------
 Property, plant and equipment             500.4                511.8
 Goodwill and other intangibles            234.8                178.8
 Other assets                              152.2                101.2
                                           -----                -----
                                        $2,106.6             $1,910.5
                                        ========             ========

LIABILITIES AND SHAREOWNERS' EQUITY
 Short-term borrowings                  $  401.6             $  289.3
 Accounts payable                          237.0                220.4
 Accrued expenses                          247.6                267.6
                                           -----                -----
    Total current liabilities              886.2                777.3
                                           -----                -----

 Long-term debt                            234.3                252.9
 Other long-term liabilities               188.7                175.9
 Shareowners' equity                       797.4                704.4
                                           -----                -----
                                        $2,106.6             $1,910.5
                                        ========             ========

                               Page 9 of 13 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                          SUMMARY OF CASH FLOW ACTIVITY
                        (Unaudited, Millions of Dollars)



                                               Second Quarter     Six Months
                                               --------------     ----------
                                               2001     2000      2001   2000
                                               ----     ----      ----   ----
OPERATING ACTIVITIES
  Net earnings                                $  50.7  $  50.6   $ 97.3  $ 98.8
  Depreciation and amortization                  19.9     20.4     42.2    44.1
  Restructuring charge                              -        -     18.3       -
  Other non-cash items                            6.8     (0.1)   (23.6)    7.1
  Changes in working capital                    (18.3)    (1.8)   (64.3)  (63.4)
  Changes in other operating assets
   and liabilities                               (3.1)   (18.7)   (35.1)  (38.7)
                                                  ----    -----    -----   -----
   Net cash provided by operating activities     56.0     50.4     34.8    47.9

INVESTING AND FINANCING ACTIVITIES
  Capital and software expenditures             (20.1)   (12.8)   (36.0)  (28.8)
  Business acquisitions/dispositions            (78.1)     2.8    (78.1)    3.5
  Net financing activity - debt and equity      120.4    (56.5)   198.2    27.4
  Cash dividends on common stock                (19.6)   (19.2)   (39.3)  (38.7)
  Other                                          (7.8)   (10.6)   (11.0)  (16.3)
                                                 ----    -----    -----   -----
  Net cash (used in) provided by investing
   and financing activities                      (5.2)   (96.3)    33.8   (52.9)


Increase in Cash and Cash Equivalents            50.8    (45.9)    68.6    (5.0)

Cash and Cash Equivalents,
 Beginning of Period                            111.4    128.9     93.6    88.0
                                                -----    -----     ----    ----

Cash and Cash Equivalents,
 End of Second Quarter                         $162.2   $ 83.0   $162.2  $ 83.0
                                               ======   ======   ======  ======







                              Page 10 of 13 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                          BUSINESS SEGMENT INFORMATION
                        (Unaudited, Millions of Dollars)


                                        Second Quarter      Six Months
                                        --------------      ----------
                                        2001     2000       2001   2000
                                        ----     ----       ----   ----
INDUSTRY SEGMENTS
Net Sales
    Tools                              $ 524.9  $ 547.5   $1,016.3 $1,091.2
    Doors                                151.6    155.3      286.4    307.0
                                         -----    -----      -----    -----
    Consolidated                       $ 676.5  $ 702.8   $1,302.7 $1,398.2
                                       =======  =======   ======== ========
Operating Profit
    Tools                              $  73.7  $  76.4   $  136.4 $  150.5
    Doors                                 14.5     11.2       26.0     22.6
                                          ----     ----       ----     ----
                                          88.2     87.6      162.4    173.1

    Restructuring charge                     -        -      (18.3)       -
    Interest - net                        (7.5)     (7.2)    (14.1)   (13.7)
    Other - net                           (5.0)     (3.7)     16.1     (9.7)
                                          ----      ----       ----    ----
    Earnings before income taxes       $  75.7    $ 76.7  $  146.1  $ 149.7
                                        ======    ======  ========  =======


















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                                                               Exhibit 20 (ii)
                              CAUTIONARY STATEMENTS
           Under the Private Securities Litigation Reform Act of 1995

Statements in the company's press release attached to this Current Report on Form 8-K and made today in a conference call with analysts, shareowners and other participants regarding the company's ability (1) to deliver earnings per diluted share of $2.41 for the year, with an increase of 8-10% over last year for the third quarter and very strong double digit percentage earnings per share growth in the fourth quarter; and (2) to deliver revenues in the third quarter of 2001 one to two percent below those achieved in the third quarter of 2000 and to deliver revenues in the fourth quarter of 2001 above those for the fourth quarter of 2000 are forward looking and inherently subject to risk and uncertainty.

The company's ability to achieve the earnings objectives identified in the preceding paragraph is dependent on both internal and external factors, including the success of the company's marketing and sales efforts, continuing improvements in productivity and cost reductions and continued reduction of selling, general and administrative expenses as a percentage of sales, the strength of the United States economy and the strength of foreign currencies, including, without limitation, the Euro.

The company's ability to achieve the expected level of revenues is dependent upon a number of factors, including (i) the ability to recruit and retain a sales force comprised of employees and manufacturers representatives, (ii) the success of the Wal-Mart program and of other initiatives to increase retail sell through and stimulate demand for the company's products, (iii) the successful integration of Contact East, Inc., acquired by the company in May 2001, with Jensen Tools, Inc., an existing subsidiary of the company, and the achievement of the sales plan of Contact East, Inc., (iv) the ability of the sales force to adapt to changes made in the sales organization and achieve adequate customer coverage, (v) the ability of the company to fulfill demand for its products,
(vi) the absence of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition, and
(vii) the acceptance of the company's new products in the marketplace as well as the ability to satisfy demand for these products.

The company's ability to improve its productivity and to lower the cost structure is dependent on the success of various initiatives that are underway or are being developed to improve manufacturing and sales operations and to implement related control systems. The success of these initiatives is dependent


                               Page 12 of 13 Pages
on the company's ability to increase the efficiency of its routine business processes, to develop and implement process control systems, to mitigate the effects of any material cost inflation, to develop and execute comprehensive plans for facility consolidations, the availability of vendors to perform outsourced functions, the successful recruitment and training of new employees, the resolution of any labor issues related to closing facilities, the need to respond to significant changes in product demand while any facility consolidation is in process and other unforeseen events.

The company's ability to continue to reduce selling, general and administrative expenses as a percentage of sales is dependent on various process improvement activities, the continued success of changes to the sales organization and the reduction of transaction costs.

The company's ability to continue strong cash generation in 2001 is dependent on achieving its earnings growth targets and on the continued success of improvements in processes to manage inventory and receivables levels.

The company's ability to achieve the objectives discussed above will also be affected by external factors. These external factors include pricing pressure and other changes within competitive markets, the continued consolidation of customers in consumer channels, increasing competition, changes in trade, monetary and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange rates on the competitiveness of products and recessionary or expansive trends in the economies of the world in which the company operates.




















                              Pages 13 of 13 Pages


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